Exhibit 4.2

RAFAEL HOLDINGS, INC. 2021 EQUITY INCENTIVE PLAN

FORM OF NOTICE OF GRANT OF STOCK OPTION AWARD

Rafael Holdings, Inc., a Delaware corporation (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”) an option to purchase the number of Shares set forth below (the “Option”). The Option described in this Notice of Grant of Stock Option Award (the “Notice”) is subject to the terms and conditions set forth in the Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms used in this Notice and the Agreement will have the meanings defined in the Plan.

Participant:
Grant Date:
Exercise Price Per Share:	$
Total Number of Shares Subject to Option:
Expiration Date:
Type of Option:	☐ Incentive Stock Option (to the extent permitted by Section 422(d) of the Code) ☐ Non-Qualified Stock Option
Vesting Schedule:

By signing below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Notice. This document may be executed, including by electronic means, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed a single instrument.

RAFAEL HOLDINGS, INC.	participant

Name:	Date:
Title:
Date:

EXHIBIT A

to Notice of Grant of Stock Option Award

AWARD AGREEMENT

under
RAFAEL HOLDINGS, INC. 2021 EQUITY INCENTIVE PLAN

1. Award of Option. Effective as of the Grant Date set forth in the Notice, the Company has granted to the Participant the Option to purchase part or all of the aggregate number of Shares set forth in the Notice, subject to the terms and conditions set forth in the Notice, the Plan and this Agreement.

2. Term of Option. The Option may not be exercised later than the Expiration Date set forth in the Notice, subject to earlier termination in accordance with the Plan and this Agreement.

3. Option Exercise Price. The exercise price per Share of the Option (the “Exercise Price”) is set forth in the Notice.

4. Vesting and Exercise of Option. Subject to the continued service of the Participant with the Company through the relevant vesting date and/or event, the Option shall become vested and exercisable in such amounts and at such times as set forth in the Notice. In addition:

a. Effect of Termination of Service on the Option. Unless otherwise provided in the Notice, the termination or survival of the Option will be determined in accordance with Section 7 of the Plan.

b. Service with Affiliates. Solely for purposes of this Agreement, service with the Company will be deemed to include service with an Affiliate of the Company (for only so long as such entity remains an Affiliate of the Company).

c. Method of Exercise. The Participant may exercise the Option only to the extent it is vested. To exercise the Option, the Participant must deliver the Exercise Price, any required tax withholding and written notice of exercise to the Company in accordance with Section 5(d) of the Plan. Such notice must also be accompanied by any further documents or instruments the Company deems necessary or desirable to carry out the purposes or intent of this Agreement.

d. Partial Exercise. The Option may be exercised in whole or in part, provided, however, that any exercise may apply only with respect to a whole number of Shares.

e. Restrictions on Exercise. The Option may not be exercised, and any purported exercise will be void, if the issuance of Shares upon such exercise would constitute a violation of any law, regulation or exchange listing requirement. The Committee may from time to time modify the terms of the Option or impose additional conditions on the exercise of the Option as it deems necessary or appropriate to facilitate compliance with any law, regulation or exchange listing requirement.

f.   Rights as Stockholder. The Option will not confer upon the Participant any of the rights or privileges of a stockholder in the Company unless and until the Participant is issued Shares following the Participant’s exercise of the Option.

5. Non-Transferability of Option. Unless otherwise permitted by the Committee in accordance with Section 14 of the Plan, the Option may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily, by operation of law or otherwise, other than by will or by the laws of descent and distribution.

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6. Adjustments. The Exercise Price, as well as the number and kind of shares subject to the Option, are subject to adjustment in accordance with Section 3(e) of the Plan.

7. No Continuation of Service. Neither the Plan nor this Agreement will confer upon the Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge the Participant at any time, with or without Cause.

8. Withholding. The Participant acknowledges that the exercise of the Option may give rise to taxable income subject to required withholding. In accordance with Section 15 of the Plan, the exercise of the Option and the obligations of the Company hereunder are conditioned on the Participant timely paying, or otherwise making arrangements satisfactory to the Company regarding the timely satisfaction of, such required withholding.

9. Company Policies. The Participant agrees, in consideration for the grant of the Options, to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by applicable law, regulation or exchange listing standard.

10. The Plan. The Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Option subject to the terms and provisions of the Plan. Pursuant to the Plan, the Committee is authorized to interpret and administer the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Notice or this Agreement.

11. Entire Agreement. The Notice and this Agreement, together with the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof.

12. Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Agreement without the Participant’s consent, if the amendment does not materially impair the Participant’s rights hereunder or as otherwise permitted in Section 4.e, above.

13. Governing Law. This Agreement will be construed in accordance with the laws and judicial decisions of the State of Delaware, without regard to the application of the principles of conflicts of laws.

14. Headings. The headings in this Agreement are for convenience only. They form no part of the Agreement and will not affect its interpretation.

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15. Incentive Stock Options.

a. If the Option is designated as an Incentive Stock Option, the Participant acknowledges that nonetheless a portion of the Option may not qualify (or may cease to qualify) as an “incentive stock option” under the Code due to limitations set forth in Section 422(d) of the Code or otherwise. To the extent the Option does not qualify for treatment as an “incentive stock option” under the Code, it will be treated as a non-qualified stock option. The Company does not guarantee any particular tax treatment for the Option or the Shares subject to the Option.

b. If the Option is designated as an Incentive Stock Option, the Participant shall give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under the Option, if such disposition or transfer is made (i) within two years from the Grant Date, or (ii) within one year after the transfer of such Shares to the Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant upon such disposition or other transfer.

16. Electronic Delivery of Documents. The Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to the Option and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site or the website of a third-party designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

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